Exhibit 5.01
[MACFARLANES LETTERHEAD]
Insignia Solutions plc
Insignia House
The Mercury Centre
Wycombe Lane
Wooburn Green
HIGH WYCOMBE
Bucks HP10 OHH
Our Ref      KDT/HBJ/513239

Direct Line 020 7849 2324
E-mail         kevin.tuffnell@macfarlanes.com
12 October 2005
Dear Sirs
Insignia Solutions plc, Form S-1
Registration Statement under the Securities Act of 1933

1	This Opinion is given in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 40,028,530 American depository receipts representing Ordinary Shares of 20p nominal value each (each a “Share”, which term shall, once the resolutions numbered 7, 8, 9 and 10 in the Notice of the Annual General Meeting of the Company dated September 6, 2005 and sent to the shareholders of the Company on such date has become unconditional in all respects, be taken to refer to Ordinary Shares of 1p nominal value each) in Insignia Solutions plc (the “Company”) issued and to be issued to the selling shareholders (as defined in the relevant Form S-1 Registration Statement (the “Registration Statement”)) as follows:

1.1	up to 16,000,000 American depositary shares (“ADSs”), each ADS representing one Share, may from time to time be issued to Fusion Capital Fund II, LLC (“Fusion Capital”) under a securities subscription agreement dated February 10, 2005 and 4,000,000 ADSs issuable pursuant to warrants issued to Fusion Capital in connection with such agreement;

1.2	3,220,801 ADSs issued to Fusion Capital in a private financing in February 2005;

1.3	3,959,588 ADSs issued and issuable to the former shareholders of Mi4e Device Management AB (“Mi4e”) in connection with the acquisition of Mi4e in March 2005;

1.4	3,208,499 ADSs issued in a private financing in October 2004 and 1,006,724 ADSs issuable under warrants issued to the investors and certain placement agents at the closing of a private financing in October 2004, and an additional 192,522 ADSs issuable under warrants issued to those investors in July 2005; and

1.5	up to 4,762,326 ADSs that are issuable on exchange of Series A Preferred Stock issued by Insignia Solutions Inc., the Company’s subsidiary, on June 30, 2005 and July 5, 2005 and an additional 3,678,070 ADSs issuable on exercise of warrants issued to the investors and certain placement agents in such private funding;

(the agreements and warrants described in paragraphs 1.1-1.5 providing for such issues being together referred to as “the Agreements”).

2	We have acted as English legal advisers to the Company in connection with the foregoing. In so acting, we have examined such certificates of the Company and directors and/or officers thereof and originals or copies of all such corporate documents and records of the Company and all such other documents as we have deemed relevant and necessary as a basis for our Opinion hereinafter set forth. In particular, we have reviewed and relied upon copies of the Agreements provided to us by the Company. We have relied upon such certificates of directors and/or officers of the Company and upon statements and information furnished by directors and/or officers of the Company with respect to the accuracy of material factual matters contained therein. We have assumed the genuineness of all signatures thereon or on the originals of documents referred to therein. We have also assumed that the Company will not, following the date of this Agreement, (a) reduce its authorised but unissued share capital or revise, vary or suspend its shareholders’ authorities to issue such shares on a non pre-emptive basis or (b) issue or agree to issue shares not the subject of this opinion without both creating the required additional authorised share capital and obtaining the requisite shareholder authorities to do so.

3	This Opinion is limited to English law as currently applied by the English Courts and is given on the basis that it will be governed by and be construed in accordance with current English law.

4	It is our opinion that 37,049,885 of the Shares issued and to be issued pursuant to the Agreements, assuming the same were and will be issued in accordance with the terms of such Agreements and the Company’s Memorandum and Articles of Association, have been and will be legally issued and are fully paid and will be non-assessable.

5	It is our opinion that, conditionally upon the resolutions numbered 7, 8, 9 and 10 in the Notice of the Annual General Meeting of the Company dated September 6, 2005 and sent to the shareholders of the Company on such date becoming unconditional in all respects, the balance of 2,978,645 Shares that may from time to time be issued pursuant to the Agreements, assuming the same were and will be issued in accordance with the terms of the Agreements and the Company’s Memorandum and Articles of Association, have been and will be legally issued and are fully paid and will be non-assessable.

6	For the purpose of this Opinion, we have assumed that the term “non-assessable” in relation to the Shares means under English law that holders of such Shares, having fully paid up all amounts due on such Shares as to the nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.
This Opinion is given to you solely for your benefit and for the purpose of the Registration Statement. It is not to be transmitted to any other person, nor is it to be relied upon by any other person or for any purpose without our prior written consent except that we consent to the use of this Opinion as an exhibit to the Registration Statement and further consent to the references to us in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations thereunder.
Yours faithfully
/s/ Macfarlanes
Macfarlanes